Exhibit 99.1

Bank of Internet USA And Camping World Form Strategic Alliance to Offer Deposit and Loan Products to Recreational Vehicle (RV) Enthusiasts

Shared vision for growing needs of RV lifestyle leads companies to form RVBank.com

SAN DIEGO, CA – (MARKET WIRE) – April 2, 2007 — Bank of Internet USA, (the Bank), a wholly-owned subsidiary of B of I Holding, Inc. (BOFI: NASDAQ) and CWI, Inc. (Camping World), announced today that they have launched a five-year marketing agreement to offer deposit and loan products to recreational vehicle customers through RVBank.com, a new website operating as a branch of Bank of Internet USA. The agreement will allow both companies to drive new growth opportunities by matching Internet banking with the financial needs of the RV lifestyle and by introducing “Boomer” and “Senior” Internet banking customers to the freedom of recreational vehicle ownership.

Effective April 1, 2007, RVBank began serving the customers of Camping World, America’s largest retailer of RV parts and accessories, by offering online FDIC-insured bank deposits and loans nationwide with the great rates and low fees that Bank of Internet USA has been providing to customers for more than six years.

A leader in Internet banking, Bank of Internet USA, offers all RVBank products online including checking accounts, bill pay, certificates of deposits, mortgage loans, home equity loans and more through one office, with no branches, and passes the overhead savings to customers. RVBank customers won’t need to worry about bank statements sitting in a mailbox or storing checks while on the road. With Bank of Internet’s RVBank, all information is available online 24/7.Bill pay is free and RVBank reimburses up to $10 per month in ATM fees charged by other banks anywhere in the world. RVBank customers who need a home equity loan apply online through a secure Internet connection. Upon approval, the customer will receive an email and a bank representative will arrange to meet the customer nearly anywhere in the U.S. to sign documents.

Camping World is the dominant brand in the RV industry with more than 70 locations across 27 states. Camping World has a robust web site and a catalog mail order call center. No other organization works harder to meet the needs of RV owners with both great service and exceptional value. Services include:

•	An offering of over 12,000 sku’s of parts and accessories

•	Over 400 nationwide service bays & 17 collision centers

•	A President’s Club with over 700,000 Members who receive special discounts on purchases plus added benefits and privileges.

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In store Resource and Performance Centers which offer friendly, knowledgeable personnel ready to help RVers find RV lifestyle-related services to fit their needs (including insurance, extended warranties, emergency road service, etc.)

•	The Camping World RV Institute, which provides comprehensive training and quality vocational education for prospective RV service technicians.

•	Good Will Ambassador Program (network of RV volunteer couples, promoting CW nationwide)

“We are working together because we share the vision of a growing, underserved RV market with high quality customers with unique service needs,” said Gary Lewis Evans, CEO of Bank of Internet. “Bank of Internet began serving the RV niche market in mid 2006 and this new alliance with Camping World and RVBank will show more customers how easy and rewarding the self-service banking option can be.”

“RVBank is just another example of how our organization brings needed services and attractive offers to our customers, “ said Marcus Lemonis, CEO and Chairman of Camping World. “The growth in online banking matches the needs of our increasingly mobile customers. Our customers will save time and money by letting RVBank take care of their banking needs.”

About B of I Holding, Inc. and Bank of Internet USA

B of I Holding, Inc. is the holding company of Bank of Internet USA and trades on NASDAQ under the symbol BOFI.

The Bank of Internet USA is a consumer focused, FDIC insured, nationwide savings bank operating primarily over the Internet. It offers a variety of consumer banking services, focusing primarily on gathering retail deposits over the Internet and originating and purchasing multifamily, single family and home equity mortgage loans and mortgage-backed securities. The Bank also is an indirect originator of RV loans. Bank of Internet offers it products through its websites at BofI.com, SeniorBofI.com, RVBank.com and ApartmentBank.com.

About Camping World

Camping World is a wholly-owned subsidiary of Affinity Group, Inc (AGI). AGI and its affiliated companies serve the safety, security, comfort, and convenience needs of the North American outdoor and recreational vehicle market. Our roots go back to 1941 with the publication of Trailer Life magazine. AGI’s goal has been simple: Make RV ownership and the RV lifestyle more enjoyable.

AGI is parent to several businesses that provide goods and services to the outdoor recreation market. AGI owns and operates several clubs for RV owners including the Good Sam Club, Coast to Coast and Camp Club USA. AGI also supports the enjoyment of the RV lifestyle through campground directories and buyer’s guides, consumer magazines, regional publications, and web sites.

Through it’s various companies, brands, products, and services, AGI targets almost every aspect of the diverse and dynamic outdoor recreation market.

Forward-looking Statements

Certain statements contained herein are not based on historical facts and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, the economic effect of international markets and international events such as terrorism, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, risks associated with the conduct of the Company’s business over the internet, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect its financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically disclaims any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

All information in this release is as of April 2, 2007. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Contact:
B of I Holding, Inc.
Gary Lewis Evans
CEO
858/350-6213
Gary@bofi.com

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